Exhibit 10.h
HUBBELL INCORPORATED
KEY EMPLOYEE SUPPLEMENTAL MEDICAL PLAN
(As Amended and Restated Effective as of January 1, 2005)
ARTICLE I.
DEFINITION
     1.1 The term “Plan” means the Key Employee Supplemental Medical Plan. Prior to this restatement the Plan was known as the “Key Man Supplemental Medical Plan.”
     1.2 The effective date of this restated Plan shall be as of January 1, 2005 and shall apply only to Covered Employees employed on or after that date. Any Covered Retiree who retired under the terms of the Plan and any Covered Spouse who became a Covered Spouse prior to January 1, 2005 shall have the terms of the Plan as in effect at such time applied to determine his rights under the Plan.
     1.3 “Code” means the Internal Revenue Code of 1986, as amended and any successor statute thereto.
     1.4 “Covered Employee” means each employee of Hubbell Incorporated (“Hubbell”), or its subsidiaries, as the Chief Executive Officer of Hubbell shall in his discretion, from time to time, designate.
     1.5 “Covered Retiree” means a Covered Employee whose Retirement from the employ of Hubbell is on or after January 1, 2005.
     1.6 “Covered Spouse” means the person to whom a deceased Covered Employee was lawfully married for at least one year immediately preceding the death of such Covered Employee; or, the person to whom a deceased Covered Retiree was lawfully married for at least one year immediately preceding the Covered Retiree’s Retirement, provided, however, that such person was lawfully married to such deceased Covered Retiree at the time of his death.
     1.7 The term “Dependent” means: (i) unmarried natural issue of or children who have been adopted for a period in excess of one year by a Covered Employee or Covered Retiree, and who are under 19 years of age; and (ii) unmarried natural issue of or children who have been adopted for a period in excess of one year by a Covered Employee or Covered Retiree, and who are age 19 but under age 23 and who depend on the Covered Employee or Covered Retiree for support and maintenance and are full-time students in an educational institution.
     1.8 “Hubbell” means Hubbell Incorporated and any successor thereto.
     1.9 The term “Medical Expense” shall mean amounts expended for medical care (as defined in Section 213(e) of the Internal Revenue Code) including, without limitation, dental, optical, psychiatric, therapeutic, pharmaceutical, home care, and nursing expenses, but excluding insurance premiums.

     1.10 The term “Retirement” shall mean a separation from Service within the meaning of Treasury Regulation § 1.409A-1(h), on or after the date a Covered Employee attains 55 if the sum of his age and service with Hubbell exceeds 70.
     1.11 The masculine pronoun wherever used herein shall include the feminine gender and the feminine gender shall include the masculine gender unless the context clearly indicates a different meaning.
ARTICLE II.
BENEFITS
     2.1 Pursuant to the Plan, a Covered Employee shall receive the cash difference between the Medical Expenses incurred by the Covered Employee on behalf of himself, his lawful spouse and his Dependents and the amount or amounts paid to him pursuant to (a) any group insurance policy provided by Hubbell and (b) any government-sponsored health care program such as Medicare.
     2.2 Pursuant to the Plan, a Covered Retiree shall receive the cash difference between the Medical Expenses incurred by the Covered Retiree on behalf of himself, his lawful spouse, and his Dependents and the amount or amounts paid to him pursuant to (a) any group insurance policy provided by Hubbell and (b) any government-sponsored health care program such as Medicare.
     2.3 Pursuant to the Plan, a Covered Spouse shall receive the cash difference between the Medical Expenses incurred by the Covered Spouse on behalf of herself and the amount or amounts paid to her pursuant to (a) any group insurance policy provided by Hubbell and (b) any government-sponsored health care program such as Medicare.
     2.4 Pursuant to the Plan, a Dependent of a deceased Covered Employee or deceased Covered Retiree shall receive the cash difference between the Medical Expenses incurred on behalf of such Dependent and the amount or amounts paid on behalf of him pursuant to (a) any group insurance policy provided by Hubbell and (b) any government-sponsored health care program such as Medicare, provided, however, that such Dependent shall have been a Dependent of a Covered Employee and the Covered Spouse of such Covered Employee, or a Dependent of a Covered Retiree and the Covered Spouse of such Covered Retiree.
     2.5 The maximum amount received before Retirement pursuant to the Plan by a Covered Employee, any lawful spouse of a Covered Employee, any Covered Spouse, and/or any Dependent, in the aggregate, shall be $15,000 in any one calendar year and $150,000 until such Covered Employee becomes a Covered Retiree. Commencing at Retirement, new maximums shall be established. The maximum amount received pursuant to the Plan by a Covered Retiree, any lawful spouse of a Covered Retiree, any Covered Spouse of a Covered Retiree, and/or any Dependent of a Covered Retiree, in the aggregate, shall be $15,000 in any one calendar year and $150,000 during their lifetimes. Amounts unused in any one calendar year may not be carried over to another calendar year.
     2.6 Notwithstanding any other provisions of this Article II, if a Covered Retiree is deemed at the time of his retirement to be a “specified employee” for purposes of Section

409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the amounts to which the Covered Retiree is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall not be provided to the Covered Retiree prior to the earlier of (a) the expiration of the six-month period measured from the date of the Covered Retiree’s Retirement or (b) the date of the Covered Employee or Covered Retiree’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 2.6 shall be paid in a lump sum to the Covered Employee, Covered Retiree or Covered Spouse.
ARTICLE III.
GENERAL PROVISIONS
     3.1 All benefits as provided by the Plan will be paid by Hubbell as they accrue upon receipt of written proof, satisfactory to Hubbell, covering the occurrence, character and extent of the Medical Expense for which claim is made.
     3.2 Hubbell may rely on the accuracy and truth of any documents or other communication transmitted to it by the Covered Employee, the Covered Retiree, the Covered Spouse, or Dependent, as the case may be, in connection with the Plan.
     3.3 Hubbell shall maintain for an appropriate period of time records of benefit payments made in connection with the Plan.
     3.4 Claims for payment of Medical Expenses incurred after the effective date of the Plan shall be submitted by the Covered Employee, the Covered Retiree, the Covered Spouse, or Dependent, as the case may be, to the Vice President Personnel, who will be responsible for administrating the Plan.
     3.5 The Plan is instituted by Hubbell pursuant to and authorized by the provisions of Sections 105 and 106 of the Code.
     3.6 Hubbell reserves the right to modify, suspend or discontinue the Plan at any time but shall make payments, in accordance with the Plan provisions, of Medical Expenses incurred prior to the date of such action.
     3.7 Every Covered Employee, Covered Retiree and Covered Spouse shall be given a copy of this Plan.
     3.8 To the extent applicable, this Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If Hubbell determines that any benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, Hubbell may amend this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as it deems necessary or appropriate to comply with the requirements of Code Section 409A and related Department of Treasury guidance.
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     Originally adopted by the Board of Directors on December 10, 1974, amended April 25, 1983, December 9, 1986 and as of January 1, 2005.